Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Senior Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter and First Nine Months 2014 Financial Results;

Consulting Fees Up 12% and Operating Profit Up 37% for the Quarter

Marlton, NJ — October 30, 2014 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today its financial results for the third quarter and first nine months ended September 30, 2014 (see attached tables).

Total revenue for the third quarter of 2014 was a record $161.5 million, an increase of 9.7% from the third quarter of 2013.  Consulting fee revenue for the third quarter was a record $145.3 million, an increase of 11.6% from the third quarter of last year.

EBITDA (as defined below) for the third quarter was $13.4 million, up 26.1% from the third quarter of 2013.  Operating profit for the third quarter was $11.3 million, an increase of 36.9% from the third quarter of last year.

Net loss in the third quarter was ($9.0 million), or ($0.19) per diluted share compared to net earnings of $2.6 million, or $0.06 per diluted share, in last year’s third quarter.

The net loss was caused by one-time expenses of $10.8 million during the third quarter in connection with the company’s debt refinancing which closed on September 26, 2014.  These expenses were incurred due to the early termination and payoff of the company’s prior revolving credit facility and second lien term loan.  Absent these one-time expenses, the company would have had net earnings in the third quarter of $1.9 million, or $0.04 per diluted share.

The company’s total backlog at September 30, 2014 was a record $1.073 billion, up 10.4% from $972 million at June 30, 2014.  Twelve-month backlog at September 30, 2014 was a record $457 million, up 13.1% from $404 million at June 30, 2014.

“We had very strong performance in the third quarter, with our success in business development driving record revenues and record backlog,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer.  “We also were successful in closing an equity and debt refinancing in the third quarter that has strengthened our balance sheet and will significantly lower our interest expense going forward,” added Richter.

First Nine Months 2014 Results

Total revenue for the first nine months of 2014 was a record $471.1 million, an increase of 9.1% from the first nine months of 2013.  Consulting fee revenue for the first nine months was a record $427.1 million, an increase of 12.0% from the first nine months of last year.

EBITDA for the first nine months was $32.1 million, a 0.3% increase from the first nine months of 2013.  Operating profit for the first nine months was $26.0 million, up 1.8% from the same period last year.

Net loss for the first nine months of 2014 was ($7.4 million), or ($0.17) per diluted share, compared to net earnings of $2.9 million, or $0.07 per diluted share, for the first nine months of 2013.  Absent the one-time expenses referred to earlier, the company would have had net earnings during the first nine months of $3.4 million, or $0.08 per diluted share.

2014 Guidance

Based upon performance year to date, current market conditions and the backlog described above, the company reiterates its prior estimate of consulting fee revenue for 2014 of between $580 million and $590 million.  This guidance reflects approximately 13% to 15% growth in consulting fee revenue for the year.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group.  Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, project labor agreement consulting, commissioning, estimating and cost management, and labor compliance services.

Total revenue at Hill’s Project Management Group during the third quarter of 2014 was a record $121.7 million, an increase of 5.4% from the third quarter of 2013.  Consulting fee revenue for the third quarter at the Projects Group was a record $107.0 million, an increase of 7.4% from the third quarter of last year.  Operating profit for the Projects Group for the third quarter was $13.0 million, an increase of 14.8% from last year’s third quarter.

Total revenue at the Projects Group during the first nine months of 2014 was a record $357.0 million, an increase of 4.8% from the first nine months of 2013.  Consulting fee revenue for the Projects Group during the first nine months was a record $317.3 million, an increase of 8.1% from the first nine months of last year.  Operating profit for the Projects Group for the first nine months was $37.1 million, an increase of 0.4% from the same period last year.

Construction Claims Group.  Hill’s Construction Claims Group provides claims consulting, management consulting, litigation support, expert witness testimony, cost/damages assessment, delay/disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation and Project Neutral services.

Total revenue at Hill’s Construction Claims Group during the third quarter of 2014 was a record $39.7 million, an increase of                25.5% from the third quarter of 2013.  Consulting fee revenue for the third quarter at the Claims Group was a record $38.4 million, an increase of 25.4% from the third quarter of last year.  Operating profit for the Claims Group for the third quarter was $5.3 million, an increase of 38.4% from last year’s third quarter.

Total revenue at the Claims Group during the first nine months of 2014 was a record $114.2 million, an increase of 25.4% from the first nine months of 2013.  Consulting fee revenue at the Claims Group for the first nine months was a record $109.8 million, an increase of 25.3% from the first nine months of last year.  Operating profit for the Claims Group for the first nine months of 2014 was $10.9 million, an increase of 13.6% over the first nine months of 2013.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on October 31, 2014, at 11:00 am Eastern Time to discuss the financial results for the third quarter and first nine months ended September 30, 2014.  Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 4,500 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the ninth largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-F)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Consulting fee revenue	$145,324	$130,181	$427,088	$381,164
Reimbursable expenses	16,167	17,013	44,055	50,567
Total revenue	161,491	147,194	471,143	431,731

Cost of services	82,675	75,734	244,511	223,789
Reimbursable expenses	16,167	17,013	44,055	50,567
Total direct expenses	98,842	92,747	288,566	274,356

Gross profit	62,649	54,447	182,577	157,375

Selling, general and administrative expenses	51,352	46,195	156,625	131,884

Operating profit	11,297	8,252	25,952	25,491

Interest expense and related financing fees, net	16,112	5,489	26,834	17,257

(Loss) earnings before income taxes	(4,815)	2,763	(882)	8,234
Income tax expense (benefit)	3,800	(179)	5,424	3,983

Net (loss) earnings	(8,615)	2,942	(6,306)	4,251

Less: net earnings - noncontrolling interests	351	386	1,089	1,356

Net (loss) earnings attributable to Hill International, Inc.	$(8,966)	$2,556	$(7,395)	$2,895

Basic (loss) earnings per common share - Hill International, Inc.	$(0.19)	$0.06	$(0.17)	$0.07
Basic weighted average common shares outstanding	46,606	39,351	42,348	38,949

Diluted (loss) earnings per common share - Hill International, Inc.	$(0.19)	$0.06	$(0.17)	$0.07
Diluted weighted average common shares outstanding	46,606	39,494	42,348	39,135

Selected Segment Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Project Management

Consulting fee revenue	$106,969	$99,583	$317,278	$293,560

Total revenue	$121,746	$115,533	$356,959	$340,700

Gross profit	$41,267	$37,337	$121,526	$108,452

Gross profit as a percent of consulting fee revenue	38.6%	37.5%	38.3%	36.9%

Selling, general and administrative expenses	$28,307	$26,047	$84,405	$71,472

SG&A expenses as a percentage of consulting fee revenue	26.5%	26.2%	26.6%	24.3%

Operating profit	$12,960	$11,290	$37,121	$36,980

Operating profit as a percent of consulting fee revenue	12.1%	11.3%	11.7%	12.6%

Construction Claims

Consulting fee revenue	$38,355	$30,598	$109,810	$87,604

Total revenue	$39,745	$31,661	$114,184	$91,031

Gross profit	$21,382	$17,110	$61,051	$48,923

Gross profit as a percent of consulting fee revenue	55.7%	55.9%	55.6%	55.8%

Selling, general and administrative expenses	$16,113	13,304	$50,110	$39,294

SG&A expenses as a percentage of consulting fee revenue	42.0%	43.5%	45.6%	44.9%

Operating profit	$5,269	$3,806	$10,941	$9,629

Operating profit as a percent of consulting fee revenue	13.7%	12.4%	10.0%	11.0%

Selected Other Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Consulting fee revenue	$145,324	$130,181	$427,088	$381,164

Total revenue	$161,491	$147,194	$471,143	$431,731

Gross profit	$62,649	$54,447	$182,577	$157,375

Gross profit as a percentage of consulting fee revenue	43.1%	41.8%	42.7%	41.3%

Selling, general and administrative expenses (excluding corporate expenses)	$44,420	$39,351	$134,515	$110,766

Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	30.6%	30.2%	31.5%	29.1%

Corporate expenses	$6,932	$6,844	$22,110	$21,118

Corporate expenses as a percentage of consulting fee revenue	4.8%	5.3%	5.2%	5.5%

Operating profit	$11,297	$8,252	$25,952	$25,491

Operating profit as a percent of consulting fee revenue	7.8%	6.3%	6.1%	6.7%

Effective income tax rate	(78.9)%	(6.5)%	(614.9)%	48.4%

Selected Balance Sheet Data

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$28,525	$30,381
Accounts receivable, net	$251,084	$232,011
Current assets	$305,762	$297,893
Total assets	$465,971	$449,102
Current liabilities	$132,746	$151,515
Total debt	$127,871	$133,261
Stockholders’ equity:
Hill International, Inc. share of equity	$164,735	$131,144
Noncontrolling interest	$9,392	$11,887
Total equity	$174,127	$143,031

EBITDA Reconciliation

(Unaudited)

Management believes earnings before interest, taxes, depreciation and amortization, or EBITDA, in addition to operating profit, net earnings and other measures under U.S. generally accepted accounting principles, or GAAP, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures.  EBITDA is not a measure of financial performance under GAAP.  Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net (loss) earnings	$(8,966)	$2,556	$(7,395)	$2,895
Interest expense, net	16,112	5,489	26,834	17,257
Income tax expense (benefit)	3,800	(179)	5,424	3,983
Depreciation and amortization	2,412	2,725	7,276	7,921
EBITDA	$13,358	$10,591	$32,139	$32,056